Exhibit 10.10

ROTECH HEALTHCARE INC.

PERFORMANCE BONUS PLAN

1. Purpose. The purpose of the Rotech Healthcare Inc. Performance Bonus Plan (the “Plan”) is to enhance the ability of Rotech Healthcare Inc. (the “Company”) to attract, motivate and reward members of senior management and other key employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company’s stockholders by providing the opportunity for additional compensation based on the achievement of predetermined performance objectives. To this end, the Plan provides a means of rewarding participants based on the performance of the Company.

2. Plan Administration. The Plan shall be administered by the compensation committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The performance goals, target awards and other factors relating to awards under the Plan shall be determined by the Committee in its discretion.

3. Eligible Employees. The employees eligible to participate in the Plan for a given performance period shall be the members of senior management and other key employees of the Company who are designated by the Committee in its sole discretion (each, a “Participant”).

4. Maximum Bonus; Target Awards; Form and Timing of Payments. The maximum amount of compensation that may be paid to a Participant pursuant to this Plan is $3,000,000 per year. The Committee, in its sole discretion, shall establish a target award for each Participant under the Plan for a given period; provided that, any target awards established shall be consistent with a Participant’s written agreement with the Company to the extent such written agreement covers this subject matter. Such target award shall be expressed as a percentage of such Participant’s Base Salary (as defined below) or a specific dollar amount, as determined by the Committee and set forth in writing. All amounts payable under the Plan with respect to a given calendar year or shorter performance period ending within such year, as applicable, shall be paid in a lump sum cash payment no later than (30) days after the Committee (or its designee) certifies to the Board in writing as to the satisfaction of and compliance with the performance goals and other material terms of the Plan for that period, or at such other time as the Participant and the Committee may agree, but in all events by no later than March 1 of the next following calendar year. “Base Salary” means as to any calendar year, the Participant’s annualized salary rate as in effect during the applicable calendar year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

5. Performance Goals. Awards to Participants will be based on predetermined objective performance goals, which shall provide for a targeted level or levels of achievement using one or more of the following measurements, in each case where applicable determined on a Company-wide basis: (a) earnings (either in the aggregate or on a per-share basis); (b) earnings before interest, taxes, depreciation and amortization; (c) net income (before or after taxes); (d) operating income or net operating income; (e) cash flow; (f) return measures (including return on assets, equity or sales); (g) revenues; (h) share price of Company stock (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time); (i) reductions in expense levels; (j) net economic value; (k) operating profit or net operating profit; (l) quality of patient care (including results based on patient surveys); or (m) any other objective and measurable criteria tied to the Company’s performance. The performance goals may differ from Participant to Participant and from award to award. The specific performance goals for a given period will be established in writing by the Committee in its discretion after consultation with the Chief Executive Officer. Awards under the Plan may include payments that do not qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). For any award intended to qualify as performance-based compensation for purposes of Code section 162(m), the Committee shall set the performance goals at a time when the attainment of the goals is substantially uncertain and in any event before 25% of the performance period has elapsed.

6. Certification. Prior to payment of an award with respect to a particular calendar year (or shorter performance period within such year), the Committee must certify in writing (which may be by approval of the minutes in which the certification was made) as to the satisfaction of and compliance with the performance goals and other material terms of the Plan for that calendar year (or shorter performance period within such year); provided, however, for any award that is not intended to qualify as performance-based compensation for purposes of Code section 162(m), the Committee may delegate to the Company’s Chief Executive Officer or Chief Financial Officer the authority to determine and certify whether performance goals have been attained.

7. Effect of Termination of Employment. Except as otherwise provided in a Participant’s written agreement with the Company, no amount shall be payable to any Participant with respect to an award under the Plan unless he or she is an employee of the Company on the date awards are paid, provided, however, if a Participant’s employment with the Company is terminated after the beginning of a performance period and before the payment date on account of death or “disability” (as defined below) such Participant shall remain eligible to receive his or her award under the Plan. Should a Participant who is entitled to receive an award under the Plan die, said award shall be paid to his or her estate. “Disability” shall mean a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months.

8. Amendment or Termination of Plan. The Committee may amend or terminate the Plan at any time in its discretion; provided, however, that no amendment or termination of the Plan may (i) adversely affect or impair any award paid or that may become payable under the Plan for a performance period previously established by the Committee or otherwise deprive any Participant of any right or benefit to which he or she had become entitled under the Plan or (ii) change any performance goal or Participant target award previously established by the Committee for a given performance period under the Plan (except for changes expressly contemplated by the Committee and set forth in writing when such performance goals and/or target awards for the applicable performance period were initially established by the Committee).

9. Stockholder Approval. In the sole discretion of the Committee, the Plan may be submitted to the stockholders of the Company for approval, in accordance with the requirements of Section 162(m) of the Code.

10. Books and Records; Expenses. The books and records to be maintained for purposes of the Plan shall be maintained under the supervision and control of the Committee. All calculations and financial accounting matters relevant to the Plan shall be determined in accordance with GAAP, except as otherwise directed by the Committee. All expenses of administering the Plan shall be paid by the Company from the general funds of the Company.

11. No Attachment. To the extent permitted by law, the right of any Participant in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

12. No Liability. No member of the Board or of the Committee and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

13. No Fiduciary Relationship. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship between the Company, the Committee and/or any Participant.

14. No Guarantee of Employment. Nothing contained in the Plan shall be deemed to give any Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant, for or without cause, at any time, regardless of the effect which such discharge shall have upon such individual as a Participant in the Plan.

15. Governing Law. The Plan shall be construed in accordance with the laws of the State of Delaware.

16. Interpretation of Plan. The Committee shall have sole and absolute discretion and authority to interpret all provisions of the Plan and to resolve all questions arising under the Plan; including, but not limited to, determining whether any person is eligible under the Plan, whether any person shall receive any payment pursuant to the Plan, and the amount of any payment to be made pursuant to the Plan. Any interpretation, resolution or determination of the Committee shall be final and binding upon all concerned and shall not be subject to review.

17. No Deferred Compensation. The Plan is not intended to provide for deferred compensation within the meaning of Section 409A of the Code and shall be interpreted and applied in a manner to avoid the deferral of compensation. If any provision in an award or this Plan would cause any amount to be considered deferred compensation within the meaning of Code section 409A, such provision shall be null and void.

18. Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

19. Withholding. The Company shall include all payments pursuant to the Plan in determining each Participant’s compensation for services rendered and shall reflect the value of such payments on such Participant’s W-2 form. The Company shall withhold all taxes from all payments made under the Plan as required by applicable federal, state and local income tax laws.

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